Exhibit 23.1

Consent of Independent Certified Public Accountants

Henry Schein, Inc.
Melville, New York

We hereby consent to the incorporation by reference to the Registration Statements of Henry Schein, Inc. (the “Company”) on Forms S-3 dated February 28, 2001, June 21, 2001, and August 22, 2000 and Forms S-8 dated January 14, 2004, July 2, 2002, April 19, 2000, November 10, 1997, August 8, 1997, and June 7, 1996, filed with the Securities and Exchange Commission, respectively, of our reports dated February 24, 2004 on the consolidated financial statements and schedule of the Company appearing in the Annual Report on Form 10-K as of and for the year ended December 27, 2003.

/s/ BDO Seidman, LLP
New York, New York
March 9, 2004